Exhibit 99.1

Press Release

FOR IMMEDIATE RELEASE

Contact:	Howard H. Nolan
Senior Executive Vice President
Chief Financial Officer
(631) 537-1001, ext. 7255

BRIDGE BANCORP, INC.

REPORTS FOURTH QUARTER AND YEAR END 2014 RESULTS

Growth in Loans, Core Deposits and Record Core Net Income

(Bridgehampton, NY – January 29, 2015)  Bridge Bancorp, Inc. (NASDAQ:BDGE), the parent company of The Bridgehampton National Bank (“BNB”), today announced fourth quarter and year end results for 2014.  Highlights of the Company’s financial results for the quarter and year include:

•     Core net income of $4.9 million and $.42 per share for the quarter, a 31% increase over 2013.

•     Core net income of $18.3 million and $1.57 per share for the year 2014, 40% higher than 2013.

•     Returns on average assets and equity utilizing core net income for 2014 were .85% and 10.31%, respectively.

•     Net interest income for the year increased $16.3 million to $67.5 million, with a net interest margin of 3.41%.

•     Total assets of $2.3 billion at year end, 21% higher than 2013.

•     Loan growth of 32% for 2014, with loans exceeding $1.3 billion at year end.

•     Deposits of $1.83 billion at year end, a 19% increase compared to 2013.

•     Continued solid asset quality metrics and reserve coverage.

•     Declared a dividend of $.23 during the quarter.

•     Announced agreement to acquire Community National Bank in December 2014 and completed the acquisition of FNBNY Bancorp and its wholly owned subsidiary, the First National Bank of New York (collectively “FNBNY”) in February 2014.

“2014 represented a year of significant accomplishments for BNB. We successfully completed the acquisition and integration of FNBNY in February 2014, increasing our franchise’s scale and extending our footprint into Nassau County. We also opened 3 new branches in Suffolk County: Bay Shore, Port Jefferson and Smithtown. Through acquisition and organic growth, we eclipsed $2.2 billion in assets, with $1.3 billion in loans and $1.8 billion in deposits. Our strong financial performance continued with record levels of revenues and net income,” commented Kevin M. O’Connor, President and CEO of Bridge Bancorp, Inc.

“In December 2014, we announced the agreement to acquire Community National Bank (“CNB”), with 11 branches in Nassau, Suffolk, Queens and Manhattan and total assets of $945 million, including $750 million in loans and deposits of $826 million. We are enthusiastic about this acquisition as it continues our expansion into the prosperous lending markets of Nassau County and New York City, further accelerating our growth and enhancing our profitability. Following the acquisition, we will be one of the largest community banks operating on Long Island with $3.2 billion in assets, $2.6 billion in deposits and 40 branches serving the greater New York metropolitan area,” noted  Mr. O’Connor.

Net Earnings and Returns

Net income for this quarter was $4.2 million or $.36 per share, while core net income was $4.9 million or $.42 per share, a 31% increase compared to $3.7 million or $.33 per share, for the same period in 2013. Net income for 2014 was $13.8 million or $1.18 per share, while core net income was $18.3 million or $1.57 per share, a 40% increase compared to $13.0 million or $1.35 per share in 2013. Core net income reflects the quarterly and annual results adjusted for certain costs, net of tax, related to the completed FNBNY acquisition and the recently announced CNB acquisition as well as net securities gains and losses, and first quarter 2014 branch reconstructing cost. Rising net income reflects the growth in earning assets generating higher levels of net interest income, offsetting increases in operating expenses.  Returns on average assets and equity for 2014 were .64% and 7.76%, respectively, while core returns on average assets and equity were .85% and 10.31%, respectively.

Interest income grew in 2014 as average earning assets increased by 25% or $396.4 million, and the net interest margin increased to 3.41% from 3.24%. Net interest margin increased in the fourth quarter to 3.36% from 3.25% in the fourth quarter of 2013. This improvement was primarily attributable to the positive impact of increased loan demand, higher deposit balances, higher yields on securities and lower cost of funds.

The provision for loan losses was $.5 million for the quarter, $.2 million lower than the 2013 fourth quarter. For 2014, the provision was $2.2 million, a decrease of $.2 million from 2013. The Company realized net recoveries of $.1 million for the 2014 fourth quarter, compared to net charge-offs of $.2 million in the 2013 fourth quarter and $.6 million of net charge-offs for 2014, a decrease from $.8 million in 2013.  These declines reflect an improving economy, increasing collateral values and stable asset quality trends.

Total non-interest income increased $.3 million for the fourth quarter due to a $.4 million increase in other non interest income, partially offset by lower title revenue. During the year, total non-interest income declined $.7 million reflecting $1.7 million less in net securities gains, partially offset by higher other non-interest income associated with fee income, service charges and BOLI. Non-interest expense for 2014 increased in both the quarter and year due to costs associated with the acquired FNBNY operations, investments in new facilities, including three new branches, enhancements to technology, additional staffing and acquisition costs associated with both the FNBNY and CNB acquisitions.  Although non-interest expense increased in 2014, the Company’s ratio of core operating expenses to average assets decreased to 2.19% from 2.21% in 2013.

“Our record revenues reflect the advantage of the Company’s greater scale. Core deposits generated from an expanding customer base funded the increase in our earning assets and provided capital for businesses and consumers in the communities we serve.  The growth in core net income reflects the positive impact of operating leverage associated with our increased scale. This scale along with our strong, well-capitalized balance sheet enables us to effectively execute our long-term community banking strategy,” stated Mr. O’Connor.

Balance Sheet and Asset Quality

Total assets were $2.3 billion at December 31, 2014, $392 million higher than 2013 and average assets for 2014 increased $448 million or 26%. This growth includes the assets from the FNBNY acquisition. Loans grew $325.1 million to $1.34 billion at December 2014 compared to $1.01 billion at December 2013. The increase in loans was primarily driven by organic loan growth of $260.2 million or 26% over December 2013. Earning asset growth continues to be funded principally by deposits, which increased $294.7 million or 19% to $1.83 billion at December 2014. Demand deposits totaled $703.1 million, $120.2 million or 21% higher than December 2013.

Asset quality measures remained strong as non-performing assets were $1.2 million or .05% of total assets at December 31, 2014, a decrease of $4.9 million from $6.1 million at December 31, 2013.  Non-performing loans of $1.2 million represent .09% of total loans, compared to $3.8 million or .38% at December 31, 2013. Loans 30 to 89 days past due decreased $0.2 million to $1.3 million at December 31, 2014 from $1.5 million at December 31, 2013.

The allowance for loan losses to total loans ratio includes the FNBNY acquired loans, recorded at their fair value, effectively netting estimated future losses against those loan balances. The allowance for loan losses increased $1.6 million to $17.6 million at December 31, 2014 from $16.0 million as of December 2013. The allowance as a percentage of BNB originated loans was 1.39% at December 2014, compared to 1.58% at December 2013. These declines reflect an improving economy, increasing collateral values, and improving asset quality trends.

Stockholders’ equity grew $15.7 million to $175.1 million at December 2014, compared to $159.5 million at December 2013.  The growth reflects earnings, as well as the capital raised in connection with the Dividend Reinvestment Plan, and an increase in the fair value of available for sale investment securities partially offset by shareholders’ dividends. Overall, Tier 1 Capital increased to $189.5 million, $3.0 million higher than the December 2013 level. The Company’s capital ratios continue to exceed all regulatory minimums and the Bank remains classified as well capitalized.

CNB Acquisition Update

“We are excited about the future CNB acquisition and look forward to welcoming their customers.  We have been working closely with the Board, management and employees of CNB to ensure all our new and future customers benefit from the expanded branch network and our community banking model,” concluded Mr. O’Connor.

About Bridge Bancorp, Inc.

Bridge Bancorp, Inc. is a one bank holding company engaged in commercial banking and financial services through its wholly owned subsidiary, The Bridgehampton National Bank (“BNB”). Established in 1910, BNB, with assets of approximately $2.3 billion, and a primary market area of Suffolk and Southern Nassau Counties, Long Island, operates 29 retail branch locations and two loan production offices; one in Manhattan, and one in Riverhead, New York. Through its branch network and its electronic delivery channels, BNB provides deposit and loan products and financial services to local businesses, consumers and municipalities. Title insurance services are offered through BNB’s wholly owned subsidiary, Bridge Abstract. Bridge Financial Services, Inc. offers financial planning and investment consultation. For more information visit www.bridgenb.com

BNB also has a rich tradition of involvement in the community, supporting programs and initiatives that promote local business, the environment, education, healthcare, social services and the arts.

Please see the attached tables for selected financial information.

This report may contain statements relating to the future results of the Company (including certain projections and business trends) that are considered “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995 (the “PSLRA”).  Such forward-looking statements, in addition to historical information, involve risk and uncertainties, and are based on the beliefs, assumptions and expectations of management of the Company.  Words such as “expects,”  “believes,”  “should,” “plans,” “anticipates,” “will,” “potential,” “could,” “intend,” “may,” “outlook,” “predict,” “project,” “would,” “estimated,” “assumes,” “likely,” and variation of such similar expressions are intended to identify such forward-looking statements.  Examples of forward-looking statements include, but are not limited to, possible or assumed estimates with respect to the financial condition, expected or anticipated revenue, and results of operations and business of the Company and CNB, including earnings growth; revenue growth in retail banking lending and other areas; origination volume in the  consumer, commercial and other lending businesses; current and future capital management programs; non-interest income levels, including fees from the title abstract subsidiary and banking services as well as product sales; tangible capital generation; market share; expense levels; and other business operations and strategies.  For this presentation, the Company claims the protection of the safe harbor for forward-looking statements contained in the PSLRA.

Factors that could cause future results to vary from current management expectations include, but are not limited to, changing economic  conditions; legislative and regulatory changes, including increases in FDIC insurance rates; monetary and fiscal policies of the federal government; changes in tax policies; rates and regulations of federal, state and local tax authorities; changes in interest rates; deposit flows; the cost of funds; demands for loan products; demand for financial services; competition; changes in the quality and composition of the Bank’s loan and investment portfolios; changes in management’s business strategies; changes in accounting principles, policies or guidelines; changes in real estate values; an unexpected increase in operating costs; expanded regulatory requirements as a result of the Dodd-Frank Act, difficulties related to the integration of the businesses following the CNB merger, which could adversely affect operating results; and other risk factors discussed elsewhere, and in our reports filed with the Securities and Exchange Commission.   The forward-looking statements are made as of the date of this report, and the Company assumes no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.

Bridge Bancorp will be filing a registration statement on Form S-4 containing a proxy statement/prospectus and other documents with the SEC regarding the proposed acquisition of Community National Bank.  Community National Bank stockholders and investors are urged to read the prospectus when it becomes available, because it will contain important information about Bridge Bancorp and Community National Bank. When available, copies of the prospectus will be mailed to Community National Bank stockholders.  When available, copies of the prospectus also may be obtained free of charge at the SEC’s web site at http://www.sec.gov, or by directing a request to Bridge Bancorp, Inc., Attention: Corporate Secretary, 2200 Montauk Highway, Bridgehampton, New York, 11932, or on its website at www.bridgenb.com.

Bridge Bancorp, Inc. and Community National Bank and certain of their directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of Bridge Bancorp, Inc. and Community National Bank in connection with the proposed transaction. Information about the directors and executive officers of Bridge Bancorp, Inc. is set forth in the proxy statement, dated April 2, 2014, for the Bridge Bancorp, Inc. 2014 annual meeting of stockholders, as filed with the SEC on Schedule 14A. Information about the directors and executive officers of Community National Bank and additional information about the interests of directors and executive officers of Bridge Bancorp, Inc. and other persons who may be deemed participants in the transaction may be obtained by reading the joint proxy statement/prospectus included in the Form S-4 when it becomes available.

BRIDGE BANCORP, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Condition (unaudited)

(In thousands, except per share amounts and financial ratios)

	December 31,	December 31,
	2014	2013
ASSETS
Cash and Due from Banks	$45,109	$39,997
Interest Earning Deposits with Banks	6,621	5,576
Total Cash and Cash Equivalents	51,730	45,573

Securities Available for Sale, at Fair Value	587,184	575,179
Securities Held to Maturity	214,927	201,328
Total Securities	802,111	776,507

Securities, Restricted	10,037	7,034

Loans Held for Investment	1,338,327	1,013,263
Less: Allowance for Loan Losses	(17,637)	(16,001)
Loans, net	1,320,690	997,262
Premises and Equipment, net	32,424	27,983
Goodwill and Other Intangible Assets	10,292	2,224
Accrued Interest Receivable and Other Assets	61,369	40,163
Total Assets	$2,288,653	$1,896,746

LIABILITIES AND STOCKHOLDERS’ EQUITY
Demand Deposits	$703,130	$582,938
Savings, NOW and Money Market Deposits	989,287	855,246
Certificates of Deposit of $100,000 or more	83,071	64,445
Other Time Deposits	58,291	36,450
Total Deposits	1,833,779	1,539,079
Federal Funds Purchased and Repurchase Agreements	111,263	75,370
Federal Home Loan Bank Advances	138,327	98,000
Junior Subordinated Debentures	16,002	16,002
Other Liabilities and Accrued Expenses	14,164	8,835
Total Liabilities	2,113,535	1,737,286
Total Stockholders’ Equity	175,118	159,460
Total Liabilities and Stockholders’ Equity	$2,288,653	$1,896,746

Selected Financial Data:

Tangible Book Value Per Share	$14.15	$13.90

Capital Ratios:
Total Capital (to risk weighted assets)	13.0%	16.3%
Tier 1 Capital (to risk weighted assets)	11.9%	15.1%
Tier 1 Capital (to average assets)	8.4%	10.3%

Asset Quality:
Loans 30-89 days past due	$1,310	$1,549
Loans 90 days past due and accruing	$144	$1

Non-performing loans	$1,203	$3,821
Real estate owned	—	2,242
Non-performing assets	$1,203	$6,063

Non-performing loans/Total loans	0.09%	0.38%
Non-performing assets/Total assets	0.05%	0.32%
Allowance/Non-performing loans	1466.08%	418.76%
Allowance/Total loans	1.32%	1.58%
Allowance/Originated loans	1.39%	1.58%

BRIDGE BANCORP, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of  Income  (unaudited)

(In thousands, except per share amounts and financial ratios)

	Three months ended		Twelve months ended
	December 31,		December 31,
	2014	2013	2014	2013

Interest Income	$19,603	$15,678	$74,910	$58,430
Interest Expense	1,866	1,802	7,460	7,272
Net Interest Income	17,737	13,876	67,450	51,158
Provision for Loan Losses	500	700	2,200	2,350
Net Interest Income after Provision for Loan Losses	17,237	13,176	65,250	48,808
Other Non Interest Income	2,002	1,613	7,594	6,545
Title Fee Income	479	646	1,662	1,687
Net Securities Gains (Losses)	29	—	(1,090)	659
Total Non Interest Income	2,510	2,259	8,166	8,891
Salaries and Benefits	6,737	5,520	26,011	21,532
Acquisition Costs and Branch Restructuring	770	161	5,504	499
Amortization of Core Deposit Intangible	50	14	300	59
Other Non Interest Expense	5,626	4,118	20,599	15,847
Total Non Interest Expense	13,183	9,813	52,414	37,937
Income Before Income Taxes	6,564	5,622	21,002	19,762
Provision for Income Taxes	2,396	2,017	7,239	6,669
Net Income	$4,168	$3,605	$13,763	$13,093
Basic and Diluted Earnings Per Share	$0.36	$0.32	$1.18	$1.36
Weighted Average Common Shares	11,649	11,115	11,600	9,594

Selected Financial Data:

Return on Average Total Assets	0.73%	0.79%	0.64%	0.77%
Acquisition Costs and Branch Restructuring, Net of Tax	0.13%	0.02%	0.18%	0.02%
Net Securities Losses (Gains), Net of Tax	(0.01%)	0.00%	0.03%	(0.02%)
Core Return on Average Total Assets	0.85%	0.81%	0.85%	0.77%

Return on Average Stockholders’ Equity	9.16%	8.72%	7.76%	9.89%
Acquisition Costs and Branch Restructuring, Net of Tax	1.60%	0.27%	2.15%	0.29%
Net Securities Losses (Gains), Net of Tax	(0.04%)	0.00%	0.40%	(0.34%)
Core Return on Average Stockholders’ Equity	10.72%	8.99%	10.31%	9.84%

Net Interest Margin	3.36%	3.25%	3.41%	3.24%
Core Efficiency	60.45%	58.71%	59.96%	61.71%
Core Operating Expense as a % of Average Assets	2.16%	2.11%	2.19%	2.21%

Reconciliation of GAAP and core net income and earnings per share for the three and twelve months ended December 31, 2014 and 2013:

	Three months ended				Twelve months ended
	December 31,				December 31,
	2014		2013		2014		2013

Net Income Reported/Diluted Earnings Per Share - (GAAP)	$4,168	$0.36	$3,605	$0.32	$13,763	$1.18	$13,093	$1.36
Adjustments:
Acquisition Costs and Branch Restructuring, Net of Tax	730	0.06	114	0.01	3,812	0.33	376	0.04
Net Securities (Gains) Losses, Net of Tax	(18)	—	—	—	709	0.06	(447)	(0.05)
Net Income/Diluted Earnings Per Share - Core	$4,880	$0.42	$3,719	$0.33	$18,284	$1.57	$13,022	$1.35

The table above provides a reconciliation of GAAP net income and core net income (GAAP net income adjusted for acquisition costs for FNBNY & CNB, branch restructuring costs, and net securities losses/gains) and GAAP earnings per share and core earnings per share.  The Company’s management believes the presentation of core net income and core earnings per share provides investors with a greater understanding of the Company’s operating results, in addition to the results measured in accordance with GAAP.  While management uses these non-GAAP measures in its analysis of the Company’s performance, this information should not be viewed as a substitute for financial results determined in accordance with GAAP or considered to be more important than financial results determined in accordance with GAAP.

BRIDGE BANCORP, INC. AND SUBSIDIARIES

Supplemental Financial Information

Condensed Consolidated Average Balance

Sheets And Average Rate Data (unaudited)

(Dollars in thousands)

	Three months ended December 31,
	2014			2013
			Average			Average
	Average		Yield/	Average		Yield/
	Balance	Interest	Cost	Balance	Interest	Cost
Interest earning assets:
Loans, net (including loan fee income)	$1,276,705	$15,254	4.74%	$952,645	$11,819	4.92%
Securities	831,860	4,572	2.18	762,844	4,131	2.15
Deposits with banks	14,259	9	0.25	11,078	8	0.29
Total interest earning assets	2,122,824	19,835	3.71	1,726,567	15,958	3.67
Non interest earning assets:
Other Assets	152,442			86,597
Total assets	$2,275,266			$1,813,164

Interest bearing liabilities:
Deposits	$1,155,844	$1,056	0.36%	$964,293	$1,130	0.46%
Federal funds purchased and repurchase agreements	106,422	170	0.63	67,039	133	0.79
Federal Home Loan Bank advances	163,339	299	0.73	79,364	198	0.99
Junior Subordinated Debentures	16,002	341	8.45	16,002	341	8.45
Total interest bearing liabilities	1,441,607	1,866	0.51	1,126,698	1,802	0.63
Non interest bearing liabilities:
Demand deposits	636,969			512,118
Other liabilities	16,159			10,304
Total liabilities	2,094,735			1,649,120
Stockholders’ equity	180,531			164,044
Total liabilities and stockholders’ equity	$2,275,266			$1,813,164

Net interest income/interest rate spread		17,969	3.20%		14,156	3.04%

Net interest earning assets/net interest margin	$681,217		3.36%	$599,869		3.25%

Less: Tax equivalent adjustment		(232)			(280)

Net interest income		$17,737			$13,876

BRIDGE BANCORP, INC. AND SUBSIDIARIES

Supplemental Financial Information

Condensed Consolidated Average Balance

Sheets And Average Rate Data (unaudited)

(Dollars in thousands)

	Twelve months ended December 31,
	2014			2013
			Average			Average
	Average		Yield/	Average		Yield/
	Balance	Interest	Cost	Balance	Interest	Cost
Interest earning assets:
Loans, net (including loan fee income)	$1,176,715	$57,637	4.90%	$883,511	$45,257	5.12%
Securities	821,742	18,271	2.22	721,163	14,323	1.99
Deposits with banks	12,423	32	0.26	9,773	28	0.29
Total interest earning assets	2,010,880	75,940	3.78	1,614,447	59,608	3.69
Non interest earning assets:
Other Assets	134,133			82,952
Total assets	$2,145,013			$1,697,399

Interest bearing liabilities:
Deposits	$1,150,235	$4,416	0.38%	$965,825	$4,962	0.51%
Federal funds purchased and repurchase agreements	81,768	588	0.72	59,747	505	0.85
Federal Home Loan Bank advances	125,949	1,091	0.87	41,113	440	1.07
Junior Subordinated Debentures	16,002	1,365	8.53	16,002	1,365	8.53
Total interest bearing liabilities	1,373,954	7,460	0.54	1,082,687	7,272	0.67
Non interest bearing liabilities:
Demand deposits	578,936			474,367
Other liabilities	14,714			7,993
Total liabilities	1,967,604			1,565,047
Stockholders’ equity	177,409			132,352
Total liabilities and stockholders’ equity	$2,145,013			$1,697,399

Net interest income/interest rate spread		68,480	3.24%		52,336	3.02%

Net interest earning assets/net interest margin	$636,926		3.41%	$531,760		3.24%

Less: Tax equivalent adjustment		(1,030)			(1,178)

Net interest income		$67,450			$51,158